June 14, 2019

Dear Stockholder:

I am pleased to announce that Fred Sacramone and Brian McMahon (together, the “Benchmark Sellers”) have agreed to amend and extend the maturity date (the “Note Amendments”) of their convertible promissory notes of FTE Networks, Inc. (the “Company”), with outstanding aggregate principal and interest of $13.7 million (the “Series A Notes”), their promissory notes of the Company with an outstanding aggregate principal and interest of $31.7 million (the “Series B Notes”) and a super-senior bridge loan with outstanding aggregate principal and interest of $1.0 million due to Mr. Sacramone (the “Bridge Note,” and together with the Series A Notes and the Series B Notes, the “Notes”). In conjunction with the Note Amendments, Lateral Juscom Feeder LLC (“Lateral”) has agreed to enter into an amendment to that certain credit agreement (the “Credit Agreement Amendment,” and together with the “Note Amendments,” the “Restructuring”), by and among the Company and its subsidiaries, Lateral and several lenders party thereto (together with Lateral, the “Lenders”) dated October 28, 2015 (as amended, the “Credit Agreement”) for the purposes discussed below. In order to complete the Restructuring in a timely manner and avoid a default under our senior indebtedness, the Company requested and received a financial distress exception to certain New York Stock Exchange American (“NYSE”) stockholder approval rules as described in more detail below.

Background

Pursuant to the Credit Agreement, the Lenders made loans to the Company that were guaranteed by the Company’s subsidiaries and secured by liens on substantially all of the assets of the Company and its subsidiaries. On February 12, 2019, the Company and its subsidiaries entered into Amendment No. 4 to the Credit Agreement, pursuant to which, among other things, the Lenders agreed to forbear from exercising their default-related rights and remedies resulting from certain existing events of default under the Credit Agreement and the related loan documents set forth on Annex B to Amendment No. 4 for the period ending no later than March 31, 2019 on the terms and conditions set forth therein, and agreed to extend further credit with an original maturity date of March 31, 2019. As of March 30, 2019, those events of default were continuing and the maturity date was imminent. At that time, the Company and the Lenders were negotiating a potential restructuring of the indebtedness under the Credit Agreement and entered into a series of consents and waivers whereby the Lenders further agreed to forbear from exercising their default-related rights and remedies from such events of default solely for the periods set forth therein.

The Series A Notes had an original maturity date of April 20, 2019. On April 19, 2019, the Company and the Benchmark Sellers entered into amendments to the Series A Notes to extend the maturity date of the Series A Notes from April 20, 2019 to April 26, 2019 to give the Company additional time to negotiate the Restructuring. The maturity date was further extended to May 22, 2019 by agreement of the parties.

On April 30, 2019, the Company and its subsidiaries, the Lenders and the Benchmark Sellers entered into a term sheet outlining the proposed terms of the Restructuring.

In addition, on April 2, 2019, the Audit Committee of the Company’s Board of Directors, following a communication by the Company’s independent registered public accounting firm, Marcum LLP, concluded that the Company’s previously issued audited financial statements as of and for the year ended December 31, 2017, and interim reviews of the financial statements for the periods ended March 31, June 30, and September 30, 2018 and 2017, should no longer be relied upon. The conclusion to prevent future reliance on the aforementioned financial statements resulted from the determination that such financial statements failed to properly account for certain convertible notes and other dilutive securities of the Company. Specifically, the Company identified an issue related to the accounting for certain convertible notes and other dilutive securities the Company issued in 2017, 2018, and 2019. Further, on June 11, 2019, the Audit Committee, following a communication by Marcum, concluded that the Company’s previously issued audited financial statements as of and for the years ended December 31, 2017 and 2016 and completed interim reviews for the periods ended March 31, June 30 and September 30, 2018, 2017 and 2016 should no longer be relied upon. The conclusion on June 11, 2019 to add the aforementioned 2016 financial statements to those statements which should no longer be relied upon resulted from determinations made as part of the Company’s ongoing restatement effort that certain items, including revenues originally recognized in 2016, should no longer be recognized. The Company is also considering issues related to the accounting for and disclosure of certain expenses incurred by management, and the appropriateness and disclosure of certain related party transactions. As a result, the Company has been unable to file with the Securities and Exchange Commission its annual report on Form 10-K for the year ended December 31, 2018 or its quarterly report on Form 10-Q for the quarter ended March 31, 2019. At this time, the Company is unable to estimate when such reports will be filed. As a result, the Company is unable to file a proxy statement on Schedule 14A to solicit a shareholder vote at this time.

With respect to the Company’s financial condition, the Company does not have sufficient funds available to satisfy the indebtedness under the Credit Agreement and/or the Notes, and would not be able to cure any default. Given the Company’s financial condition, and the rights of the Benchmark Sellers and the Lenders to declare defaults under the Notes and the Credit Agreement, the Company and the Audit Committee believe that proceeding with the Restructuring without delay is the only viable option presently available to the Company to maintain its current business and operations.

Note Amendments Summary

In connection with the Restructuring, the Company has reached an agreement with the Benchmark Sellers regarding the Note Amendments. The Company and the Benchmark Sellers have agreed, concurrently with the closing of the Restructuring:

●	to extend the maturity date of the Series A Notes and the Series B Notes to July 30, 2021;

●	to amend the interest rate on the Series A Notes and the Series B Notes to 8% per annum to be paid in kind until the Credit Agreement is paid in full;

●	to extend the maturity date on the Bridge Note to September 30, 2020 and to capitalize the accrued interest on the Bridge Note at closing, but provide for monthly cash interest payments thereafter;

●	that the Company will make monthly amortization payments on the Notes based on available cash flow; and

●	that the Company will issue to the Benchmark Sellers 1,951 shares of the Company’s Series A Preferred Stock and 296 shares of the Company’s Series A-1 Preferred Stock (collectively, the “Series A Preferred”), which the Benchmark Sellers will exchange for a new series of preferred stock that will have its own, perpetual voting rights equivalent to 51% of the total number of votes that may be cast by all outstanding shares of capital stock of the Company (the “Series H Preferred,” and together with the Series A Preferred, the “Preferred Stock”).

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Credit Agreement Amendment Summary

In connection with the Restructuring, the Company has reached an agreement with the Lenders regarding the Credit Agreement Amendment pursuant to which, among other things, the parties have agreed to amend the terms of the $12.9 million super-senior bridge loan to extend the maturity to September 30, 2020, to amend the interest rate to 12% per annum payable in cash, to add a 4% extension fee to the principal amount (subject to reduction) and to provide for monthly amortization payments based on available cashflow. The parties have agreed to amend the terms of the $37.9 million senior debt to extend the maturity to April 30, 2021, amend the interest rate to 12% per annum payable in cash, to add a 4% extension fee to the principal amount thereof (subject to reduction) and to include monthly amortization payments based on available cashflow.

As consideration for the Credit Agreement Amendment, the Company has agreed to issue to Lateral 1,500,000 shares of the Company’s common stock and to the Lenders warrants exercisable to purchase 3,173,731shares of the Company’s common stock with an initial exercise price of $3.00 per share (collectively, the “Lender Securities”); provided that in the event the super-senior bridge loan of the Lenders has not been paid by October 31, 2019, the exercise per share of half of the warrants shall be automatically reset to $0.01 and in the event the super-senior bridge loan of the Lenders has not been paid by December 31, 2019, the exercise per share of the other half of the warrants shall be automatically reset to $0.01. The Company also agreed that on December 31, 2019, the aggregate number of shares of the Company’s common stock issuable upon exercise of the warrants will be automatically adjusted on December 31, 2019 such that that Lateral and its affiliates will beneficially own, in the aggregate, inclusive of all shares of common stock previously issued, 25% of the outstanding shares of the Company’s common stock on a fully-diluted basis, subject to certain exceptions. The Company also agreed with Lateral that within sixty days of the closing of the Debt Restructuring, the Company shall have a seven-member board of directors and that one of the directors shall be designated by Lateral.

Notice of NYSE Exception

The Shareholder Approval Rules of the NYSE American (the “Exchange”) would generally require stockholder approval prior to the issuance of the Preferred Stock to the Benchmark Sellers and the Lender Securities to the Lenders. However, due to the inability of the Company to file a proxy statement and timely seek stockholder approval, the Company requested and received from the Exchange permission to rely on the financial distress exception to the stockholder approval requirement. The financial distress exception allows an issuer to issue securities upon prior written application to the Exchange when the delay in securing stockholder approval of such issuance would seriously jeopardize the financial viability of the issuer. On June 14, 2019, the Exchange granted the Company’s request for use of the financial distress exception in connection with the issuance of the Preferred Stock and the Lender Securities.

On June 11, 2019, the Audit Committee of the Company’s Board of Directors, which is comprised solely of independent and disinterested directors, expressly approved reliance on the financial viability exception in connection with the issuance of the Series H Preferred to the Benchmark Sellers, the Lender Securities and the Restructuring. The Company is mailing this letter to all stockholders not later than ten days prior to the anticipated closing of the Restructuring to alert you that the Company will not seek, and will not be required to seek, the stockholder approval that would otherwise be required under applicable rules of the Exchange. In addition to this notification, the Company has issued a press release publicly announcing the transaction and is filing a Current Report on Form 8-K with the SEC. For copies of the definitive agreements relating to the transaction, as well as information on related developments, please review our current and future reports on file with the SEC and available at www.sec.gov.

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Forward-Looking Statements

Some of the statements contained in this letter are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future events or our future performance and include statements about the adequacy, timing and structure of the proposed financing and the Company’s ability to consummate it, our ability to restructure our existing debt and execute our strategic business plan, as well as other statements that can be identified by the use of the forward-looking terminology such as “may,” “will,” “believe,” “anticipate,” “would,” or similar terms, variations of such terms, or the negative of such terms. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties.

Further description of risks that could cause actual events to differ from the outcomes predicted by the Company’s forward-looking statements is set forth under the caption “Risk Factors” in the Company’s annual and quarterly reports and other filings with the SEC, and you should consider each of those factors when evaluating the forward-looking statements. These forward-looking statements speak only as of the date of this letter and the Company undertakes no duty or obligation to update any forward-looking statements contained in this letter as a result of new information, future events or changes in its expectations.

Thank you for your continued support of FTE Networks.

Sincerely,

/s/ Anthony Sirotka
Anthony Sirotka
Co-Interim Chief Executive Officer

/s/ Fred Sacramone
Fred Sacramone
Co-Interim Chief Executive Officer

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